Exhibit 99.1

CNET Networks Announces Appointment of Zander Lurie as

Chief Financial Officer, Effective March 7, 2008

SAN FRANCISCO—February 5, 2008—CNET Networks, Inc. (Nasdaq: CNET) today announced that Zander Lurie, CNET Networks’ senior vice president of strategy and development, will be appointed Chief Financial Officer of the Company commencing on March 7, 2008. Mr. Lurie will replace George E. Mazzotta, who is resigning as Chief Financial Officer as of that date. In this role, Mr. Lurie will oversee finance, investor relations, planning, and corporate development. He will report to CNET Networks’ Chief Executive Officer, Neil Ashe.

“We are fortunate to have such a qualified individual as Zander take this role,” said Neil Ashe. “Zander’s industry knowledge, business background and strategic planning experience complement the deep expertise of our existing finance team. Zander will continue to execute against our business strategy as well as maintain our financial and fiscal discipline.”

Prior to joining CNET Networks in 2006, Mr. Lurie was a vice president of investment banking at JPMorgan in New York and San Francisco where he led the firm’s equity and M&A efforts in the Internet sector. Mr. Lurie holds a law degree and an M.B.A from Emory University, and a B.A. in Political Science from the University of Washington.

Mr. Mazzotta, who joined CNET Networks in 2005, has made important contributions to the company. He has reshaped and strengthened the company’s finance and enterprise IT organizations, and established key processes for financial planning and control. Significantly, he also led the company’s internal response to its stock option investigation.

“George has been a valuable member of the team and a trusted advisor to me personally,” said Mr. Ashe. “He fulfilled his commitment to help the company navigate through our stock option investigation and build a world class finance organization capable of supporting our company’s business strategy and future growth. We thank George for his many contributions and wish him all the best in his future endeavors.”

“It has been a pleasure to serve as CNET Networks’ CFO and to have the opportunity to work with such a talented team of professionals,” said George Mazzotta. “I am confident that the company will continue to prosper under Neil’s leadership.”

About CNET Networks, Inc.

CNET Networks, Inc. (Nasdaq:CNET) is an interactive media company that builds brands for people and the things they are passionate about, such as gaming, music, entertainment, technology, business, food, and parenting. The Company’s leading brands include BNET, CHOW, CNET, GameSpot, and TV.com. Founded in 1992, CNET Networks has a strong presence in the US, Asia, and Europe.

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Media Contact:

Sarah Cain, 415-344-2218

Sarah.cain@cnet.com

Investor Contact:

Nicole Noutsios, 510-451-2952

nicole@nmnadvisors.com